GACW Incorporated (the “Company”) an Arizona Corporation

Consolidated Financial Statements (Audited) and

Independent Auditor’s Report

Year ended December 31, 2024

April 30, 2025

I, Harmen van Kamp, the Chief Executive Officer of GACW Incorporated (GACW) hereby certifies that the consolidated financial statements of GACW Incorporated (GACW) and its subsidiary and the notes thereto for the period ending December 31 2024 and December 31, 2023, included in this Form C offering statement are true and correct in all material respects and that the information below reflects accurately the information reported on our accounting records, which are in accordance with accounting standards in compliance with US GAAP.

IN WITNESS WHEREOF, this Chief Executive Officer's Financial Statement Certification has been executed as of the 30th day of April, 2025.

/s/ Harmen van Kamp

Harmen van Kamp, CEO

GACW INCORPORATED

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2024	December 31, 2023
Assets
Current Assets:
Cash and Cash Equivalents	$183,966	$81,655
Restricted Cash	62,349	-
Accounts Receivable, Net of Allowance	-	22,216
Deposits	-	1,036,890
Prepaid Expenses	11,336	50,697
Other Receivable - Related Party	10,000	-
Total Current Assets	267,651	1,191,458

Other Assets:
Deferred Offering Costs	158,027	18,050
Patents, Net of Accumulated Amortization	1,188,143	708,427
Software, Net of Accumulated Amortization	34,853	-
Total Other Assets	1,381,023	726,477
Total Assets	$1,648,674	$1,917,935

Liabilities and Stockholders' Deficit
Liabilities
Current Liabilities:
Accounts Payable	$459,624	$366,249
Shares Payable	451,222	-
Due to Officer - Related Party	8,956	9,696
Accrued Interest - Related Party	59,331	7,208
Accrued Payroll	14,991	55,214
Note Payable - Related Party	1,880,001	500,000
Convertible Notes Payable - Related Party	-	6,611
Deferred Revenue	850,000	850,000
Total Current Liabilities	3,724,125	1,794,978
Total Liabilities	3,724,125	1,794,978

Commitments and Contingencies (Note 11)

Stockholders' Equity (Deficit)
Preferred Stock, No Par Value - 10,000,000 Shares Authorized; 9,400,000 Issued and Outstanding, respectively	-	-
Common Stock, No Par Value - 20,000,000 Shares Authorized; 13,148,301 and 12,125,981 Issued and Outstanding, respectively	10,826,050	8,900,346
Additional Paid-In Capital, Net of Offering Costs	251,813	267,386
Accumulated Deficit	(13,141,401)	(9,056,319)
Accumulated Other Comprehensive Loss	6,725	24,065
Total GACW Inc. Stockholders' Equity (Deficit)	(2,056,813)	135,478
Non-Controlling Interest Share of Accumulated Deficit	(18,638)	(12,521)
Total Stockholders' Equity (Deficit)	(2,075,451)	122,957
Total Liabilities and Stockholders' Equity (Deficit)	$1,648,674	$1,917,935

GACW INCORPORATED

CONSOLIDATED  STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

	For the Years Ended
	December 31, 2024	December 31, 2023
Revenues:
Revenue	$-	$1,489,980
Total Revenues	$-	$1,489,980

Cost of Sales
Cost of Sales	$-	$-
Total Cost of Sales	$-	$-
Gross Profit	$-	$1,489,980

Operating Expenses:
Advertising and Marketing	$81,795	$22,401
Legal and Professional	355,139	248,337
Selling, General and Administrative	316,876	350,072
Payroll and Related Expense	190,936	187,207
Stock-Based Compensation	454,223	60,060
Contractors	743,563	288,757
Research and Development	2,072,195	1,233,333
Total Operating Expenses	$4,214,727	$2,390,167

Other (Income) Expense:
Interest Expense	$65,677	$10,943
Amortization Expense	31,900	19,429
Depreciation Expense	-	5,330
Other (Income) Expense	(211,255)	(280)
Foreign Currency Gain (Loss)	(9,850)	1,890
Total Other (Income) Expense	$(123,528)	$37,312
Loss from Continuing Operations Before Income Taxes	$(4,091,199)	$(937,499)
Provision for Income Taxes	-	-
Net Loss	$(4,091,199)	$(937,499)
Net Loss Attributed to Non-Controlling Interest	(6,117)	(5,715)
Net Loss Attributed to GACW Inc. Shareholders	(4,085,082)	(931,784)
Other Comprehensive Loss, Net of Tax
Other Comprehensive Income Attributed to Non-Controlling Interest	-	-
Total Other Comprehensive Loss	$-	$-
Total Comprehensive Loss	$(4,091,199)	$(937,499)

GACW INCORPORATED

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (UNAUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

	Preferred Stock, No Par Value		Common Stock, No Par Value				Additional	Accumulated Other			Total
	Shares	Amount	Shares	Amount		Common Stock to be Issued	Paid-in Capital	Comprehensive Income (Loss)	Accumulated Deficit	Non-Controlling Interest	Stockholders' Deficit
Balance on December 31, 2022	9,400,000	$-	12,125,981	$8,172,090	$		$201,230	$4,732	$(8,124,535)	$(6,900)	$246,917
Stock-Based Compensation - Options	-	-	-	-		-	60,060	-	-	-	60,060
Extinguishment of Warrant Liability	-	-	-	-		-	6,096	-	-	-	6,096
Common Shares Issued for Cash	-	-	98,035	177,242		-	-	-	-	94	177,336
Common Shares Issued for Exercise of Warrants	-	-	916,500	533,276		-	-	-	-	-	533,276
Common Shares Issued as Compensation	-	-	7,785	17,738		(300)	-	-	-	-	17,438
Foreign Currency Translation Adjustment	-	-	-	-		-	-	19,333	-	-	19,333
Net Loss	-	-	-	-		-	-	-	(931,784)	(5,715)	(937,499)
Balance on December 31, 2023	9,400,000	$-	13,148,301	$8,900,346		$-	$267,386	$24,065	$(9,056,319)	$(12,521)	$122,957
Stock-Based Compensation - Options	-	-	-	-		-	27,046	-	-	-	27,046
Common Shares Issued for Cash	-	-	607,099	1,925,704		-	-	-	-	-	1,925,704
Common Shares Issued as Compensation	-	-	154,193	-		-	427,177	-	-	-	427,177
Offering Costs	-	-	-	-		-	(469,796)	-	-	-	(469,796)
Foreign Currency Translation Adjustment	-	-	-	-		-	-	(17,340)	-	-	(17,340)
Net Loss	-	-	-	-		-	-	-	(4,085,082)	(6,117)	(4,091,199)
Balance on December 31, 2024	9,400,000	$-	13,909,593	$10,826,050		$-	$251,813	$6,725	$(13,141,401)	$(18,638)	$(2,075,451)

GACW INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Years Ended
	December 31, 2024	December 31, 2023
OPERATING ACTIVITIES
Net Loss	$(4,091,199)	$(1,513,574)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	$31,900	$19,428
Stock Based Compensation	454,223	77,498
Depreciation	-	5,330
Accrued Interest - Related Party	52,123	3,767
Changes in operating assets and liabilities:
Stock Escrow Receivable	(62,349)	51,891
Accounts Receivable	22,216	(22,216)
Inventory	1,036,890	(544,511)
Prepaid Expense	39,361	(21,392)
Other Receivable - Related Party	(10,000)	20,917
Deferred Offering Costs	(139,977)	(18,050)
Accounts Payable	93,375	209,213
Settlement Liability	-	(5,000)
Due to Officer - Related Party	(740)	(16,373)
Accrued Liabilities	(40,223)	55,214
Future R&D Commitments	-	742,031
Deferred Revenue	-	170,000
Net Cash Flows used in Operating Activities	$(2,614,400)	$(1,416,648)

INVESTING ACTIVITIES
Purchase of Intangible Assets	(546,469)	(365,446)
Net Cash Flows used in Investing Activities	$(546,469)	$(365,446)

FINANCING ACTIVITIES
Proceeds from the Sale of Common Stock	2,376,926	710,612
Proceeds from Note Payable - Related Party	1,630,000	500,000
Repayment of Notes Payable - Related Party	(256,610)	(400,000)
Offering Costs	(469,796)	-
Net Cash Flows from Financing Activities	$3,280,520	$810,612
Change in Accumulated Other Comprehensive Income	-	-
Foreign Currency Translation Adjustment	(17,340)	19,333
Net change in cash	$102,311	$(321,328)
Cash and Equivalents at the beginning of the year	81,655	402,983
Cash and Equivalents at the end of the year	$183,966	$81,655

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Increase (Decrease) in Warrant Liability for FX Warrants	$-	$(6,096)
Cash paid during the year for interest	$13,554	$7,133

GACW INCORPORATED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS

GACW Incorporated (the “Company”) was incorporated on November 26, 2019 under the laws of the State of Arizona, and is headquartered in Chandler, Arizona. The Company operates under the name Global Air Cylinder Wheels. GACW is an engineering company developing the suspension wheel for off the road mining vehicles.  GACW has teamed up with experts in the field of suspension, steel manufacturing and treads and relies on over 200 years of combined engineering experience. The Air Suspension Wheel ® replaces rim, rubber tire and chain. It combines an inner steel hub with an outer steel drum, which are connected by twelve nitrogen filled cylinders and six oil dampers, providing suspension. It is designed to cope with up to 50% lateral side load, making it more stable and safer than rubber tires in sharp corners.

Canadian Air Cylinder Wheel (“CACW) was incorporated on December 23, 2019 in the Country of Canada. CACW Company is a subsidiary of the Company and exists to provide operational support.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of GACW (Global Air Cylinder Wheels) Incorporated and subsidiary (collectively “the Company”) is presented to assist in understanding the Company’s consolidated financial statements. The consolidated financial statements and notes are representations of the Company’s management who is responsible for their integrity and objectivity.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are normal and recurring in nature. The Company’s fiscal year end is December 31. The consolidated financial statements include the accounts of the Company, and its 96% owned subsidiary, after elimination of significant intercompany balances and transactions.

Estimates

Management uses estimates and assumptions in preparing consolidated financial statements. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Any estimates made by management have been done in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts, that may at times, exceed federal insured limits. No losses have been recognized as a result of these excess amounts.

Deposits

The Company routinely makes payments for the fabrication of equipment in connection with its research and development efforts. Those payments are classified as deposits and are reclassified to a research and development expense once completed and at the time the Company takes ownership of the equipment.

Patents

Patents are recorded at cost and once issued, are amortized over the useful life of the patent, typically 17 years. Unissued patents are not amortized but reviewed annually for impairment.

GACW INCORPORATED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs were $81,795 and $22,401 for the years ended December 31, 2024 and 2023, respectively, and are included in the general and administrative expense line item in the consolidated statements of operations.

Revenue Recognition

The Company recognizes revenue from the sale of products and services in accordance with ASC 606, “Revenue from contracts with Customers”. Under this guidance, we contemplate and account for the five different steps that are necessary to analyze and account for revenue. Those are the following:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when or as performance obligations are satisfied

Revenue is recognized upon the transfer of control of promised goods or services to customers. Revenue consists of product sales of air suspension wheels. Revenue is recognized when the items are delivered to customers. Customer payments are generally invoiced before delivery and charged prior to delivery. Revenue is recorded under income when all goods/services have been delivered to its customers. Revenue is presented net of returns and discounts.

Fair Value Measurements

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement determined based on assumptions that market participants would use in pricing and asset or liability. There are three levels that prioritize the inputs used in measuring fair value as follows:

Level 1: Observable market inputs, such as quoted prices (unadjusted) in active markets for identically assets or    liabilities;

Level 2: Observable market inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs where there is little or no market data, which require the reporting entity to develop its own assumptions.

All financial instruments on the balance sheets approximate their fair value. The Company issued stock warrants during 2021 and no issuances in 2022. As the warrants were issued in CAD, per ASC 815, these warrants were determined to be a liability and excluded from equity. These were valued using the Binomial option pricing model and were calculated using level three inputs. The following table shows balance sheet accounts measured on a recurring basis as of December 31, 2024 and 2023.

Deferred Offering Costs

Deferred offering costs represent legal, accounting and other direct costs related to a round of equity sales, which has not closed. As of December 31, 2024 and 2023, the Company recognized $158,027 and $18,050 in deferred offering costs, respectively.

GACW INCORPORATED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Shipping and Handling Costs

Shipping and handling costs are expensed as incurred.

Recent Accounting Pronouncements

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU and its related amendments (collectively, the “Credit Loss Standard”) modifies the impairment model to utilize an expected loss methodology in place of the incurred loss methodology for financial instruments, including trade receivables, contract assets and off-balance sheet credit exposures. The Credit Loss Standard requires consideration of a broader range of information to estimate expected credit losses, including historical information, current economic conditions and a reasonable forecast period. This Credit Loss Standard requires that the statement of operations reflect estimates of expected credit losses for newly recognized financial assets as well as changes in the estimate of expected credit losses that have taken place during the period, which may result in earlier recognition of certain losses. The Company adopted this standard effective January 1, 2023, and this standard did not have a material impact on the Company’s Consolidated Financial Statements.

In November 2023, the Financial Accounting Standards Board (FASB) issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments are intended to enhance the disclosures provided about a company’s reportable segments, particularly regarding significant segment expenses and how those expenses are reviewed by the chief operating decision maker (CODM) in evaluating performance and allocating resources. The guidance also requires disclosure of the title and position of the CODM and clarifies how reported measures are used in assessing segment performance.

The standard is effective for fiscal years beginning after December 15, 2024 for entities that are not public business entities. Interim disclosure is not required for non-public entities unless interim segment information is provided voluntarily. The amendments must be applied retrospectively to all periods presented in the financial statements. Early adoption is permitted.

The Company is currently evaluating the impact of adopting this guidance on its financial statement disclosures. The Company does not expect the adoption of ASU 2023-07 to have a material effect on its financial position, results of operations, or cash flows.

On December 14, 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740). This ASU requires the use of consistent categories and greater disaggregation in tax rate reconciliations and income taxes paid disclosures. These amendments are effective for fiscal years beginning after December 15, 2024. These income tax disclosure requirements can be applied either prospectively or retrospectively to all periods presented in the financial statements. Management is currently evaluating the impact of adopting this standard; however, they do not expect it to have a material impact on the consolidated financial statements.

NOTE 3 – INTANGIBLE ASSETS

Patents

During the year ended December 31, 2020, the Company purchased a group of 29 patents for $361,210 in shares and warrants. As of December 31, 2024 and 2023, there were multiple patents which were granted and being amortized. Once issued, patents are amortized over the remaining life of the patent.

GACW INCORPORATED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 3 – INTANGIBLE ASSETS (CONTINUED)

Patents (Continued)

Patents consist of the following on December 31:
	2024	2023
Patent Costs	$1,254,928	$745,207
Accumulated Amortization	(66,785)	(36,780)
Patent Costs, Net	$1,188,143	$708,427

Amortization expense for the years ended December 31, 2024 and 2023 was $31,900 and $19,429, respectively.

NOTE 4 – DEBT

On November 8, 2022, the Company entered into a note payable with a related party for a total principal amount of $400,000 with an interest rate of 6% per annum based on a 360-day year. The maturity date was no later than 180 days after the date of execution. This note along with accrued interest of $7,133 was repaid on February 28, 2023.

As of December 31, 2023 and 2022, the Company was indebted to a related party for a total of $6,611. This loan amount is non-interest bearing and due upon demand. The balance is outstanding as of December 31, 2023. During 2024, this loan was extinguished and no longer outstanding.

In 2024, the Company entered into two additional loan agreements with this Director totaling $350,000 and repaid $100,00 during the same period. This loan was issued with an interest rate of 6% per annum based on a 360-day year and a maturity date of April 30, 2025. As of December 31, 2024, The Company had a balance of $250,000 and accrued interest of $1,458 for the outstanding loan. In April of 2025, the maturity date for this loan was amended to October 31, 2025. Please refer to Note 7 for related party transactions and Note 12 for subsequent events.

During 2024 and 2023, the Company entered into loan agreements with its CIO, former CEO, with principal amounts totaling $1,130,001 and $250,000, respectively, with an interest rate of 6% per annum based on a 360-day year and a maturity date of July 1, 2024. $100,001 of the amounts that were loaned to the Company during 2024 was a transfer of a loan from a shareholder, as disclosed below. This loan had total accrued interest of $44,548 and 2,417 as of December 31, 2024 and 2023, respectively. In April of 2025, the maturity date for this loan was amended to October 31, 2025. Please refer to Note 7 for related party transactions and Note 12 for subsequent events.

During 2023, the Company entered into a loan agreement with a shareholder of the Company for a principal amount of $250,000 with an interest rate of 10% per annum based on a 360-day year and a maturity date of April 20,2024. This loan had total accrued interest of $4,792 as of December 31, 2023 and additional interest costs of $8,762 were accrued during 2024. A partial payment of $149,999 plus accrued interest of $13,554 was made by Company and the remaining amount of $100,001 was assumed by the CIO, former CEO, of the Company. Please refer to Note 7 for related party transactions and Note 12 for subsequent events.

During 2024, the Company entered into loan agreements with another Director of the Company totaling $500,000. The loan was outstanding for the full amount of $500,000 with accrued interest of $13,325 as of December 31, 2024. Please refer to Note 7 for related party transactions and Note 12 for subsequent events.

NOTE 5 – GOING CONCERN

The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The entity has realized losses every year since inception and may continue to generate losses prior to generating positive working capital for an unknown period of time. During the next twelve months, the Company intends to finance its operations with investment funds obtained

GACW INCORPORATED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 5 – GOING CONCERN (CONTINUED)

from crowdfunding campaigns and revenue producing activities. The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

NOTE 6 – EQUITY

Common Stock

The Company authorized 20,000,000 shares of common stock with no par value and there were 13,909,593 and 13,148,301 shares were issued and outstanding, respectively.

During 2023, the Company issued 98,305 shares of common stock for cash proceeds of $177,242. Additionally, holders of warrants exercised 916,500 shares of warrants and paid cash proceeds of $533,276 to the Company. The Company also issued 7,785 shares of common stock as payment for services valued at $17,438.

During 2024, the Company conducted a fundraising campaign under Regulation Crowdfunding and sold shares of common stock to investors totaling 607,099 shares of common stock for total proceeds of $1,925,704 and incurred offering costs totaling $469,796. Additionally, the Company issued 154,193 shares of common stock valued at $3.50 per share to a Director and Contractor of the Company in payment of services for a total stock-based compensation expense of $427,177.

Preferred Stock

The Company has authorized 10,000,000, no par value shares of preferred stock. During the years ended December 31, 2024 and 2023, no preferred stock transactions occurred.  As of December 31, 2024 and 2023, the Company had 9,400,000 preferred shares issued and outstanding.

Shares Payable

In October of 2024, the Company commenced an additional Regulation Crowdfunding campaign to sell shares of common stock to raise investment capital at $3.50 per share. As of December 31, 2024, the Company raised a total of $451,222 in investment capital. Shares for this issuance were not yet issued as of year-end and were expected to be issued at the completion of the campaign. As such, these are recorded as shares payable as of December 31, 2024. Refer to Note 12 for subsequent events.

Stock Options

During 2020, the Company issued the 2020 Stock Option Plan, which states that a share of common stock may be purchased upon exercise of an option and the exercise price will be determined by the committee but will not be less than 100% of the Fair Market Value of a share of common stock on the date such option is granted. During the years ended December 31, 2024 and 2023, the Company did not issue any additional stock options. At December 31, 2024 and 2023, there were vested stock options of 798,750 and 707,188, respectively.

The Company utilizes the Black-Scholes-Merton (“Black-Scholes) option-pricing model to determine the fair value of stock options. The calculation from the Black-Scholes resulted in stock-based compensation expense associated with

GACW INCORPORATED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 6 – EQUITY (CONTINUED)

Stock Options (Continued)

vesting options of $27,046 and 60,060 as of December 31, 2024 and 2023, respectively.  At December 31, 2024 there were no remaining unrecognized stock compensation costs expected to be recognized during 2025.

The following is an analysis of options to purchase shares of the Company’s stock issued and outstanding:

	Total Options	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)
Total options outstanding, December 31, 2022	798,750	$ 0.351	11.45
Granted	-	$ -
Exercised	-	$ -
Expired/cancelled	-	$ -
Total options outstanding, December 31, 2023	798,750	$ 0.351	10.45
Granted	-	$ -
Exercised	-	$ -
Expired/cancelled	-	$ -
Total options outstanding, December 31, 2024	798,750	$ 0.351	9.45

Options exercisable, December 31, 2024	798,750	$ 0.351	9.45

The following is an analysis of nonvested options to purchase shares of the Company’s stock:

	Nonvested Options	Aggregate Intrinsic Value
Nonvested options, December 31, 2022	306,250	$ -
Granted	-	$ -
Vested	(214,688)	$ -
Forfeited	-	$ -
Nonvested options, December 31, 2023	91,562	$ -
Granted	-	$ -
Vested	(91,562)	$ -
Forfeited	-	$ -
Nonvested options, December 31, 2024	-	$ -

Warrants

In accordance with ASC guidance Topic 815 “Derivatives and Hedging,” and ASC Topic 830 “Foreign Currency Translation,” the warrants with a Canadian Dollar exercise price are considered not to be indexed to the Company’s own stock as the Company’s reporting and functional currency is set in USD. All warrants (with the Canadian Dollar exercise price) were re-classified as a liability at date of issuance. None of the warrants were exercised and all remaining warrants issued in Canadian Dollar expired during 2023 and the remaining warranty liability of $6,096 was reclassified to additional paid in capital.

GACW INCORPORATED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 6 – EQUITY (CONTINUED)

Warrants (Continued)

The following table summarizes information with respect to outstanding warrants to purchase common stock of the Company, all of which were exercisable, at December 31, 2023:

Exercise Price	Number Outstanding	Expiration Date
$ 2.50	16,600	12/30/2024
	16,600

A summary of the warrant activity for the years ended December 31, 2024 and 2023 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value in $
Outstanding at December 31, 2022	3,022,646	$ 0.79	1.00	-
Grants	16,600.00	-	1.00	-
Exercised	(906,500.00)	-	1.00	-
Canceled	(2,116,146.00)	-	1.00	-
Outstanding at December 31, 2023	16,600	$ 2.50	1.00	-
Grants	-	-	-	-
Exercised	-	-	-	-
Canceled	(16,600)	-	-	-

NOTE 7 – RELATED PARTY TRANSACTIONS

The Company has a subsidiary, CACW based in Canada. To date there has been only operating expense and intercompany contribution activity in the related subsidiary.

A Director of the Company is also the Wheels Investment, LLC managing member which would classify Wheels Investment, LLC as a related party.

On November 8, 2022, the Company entered into loan agreements with a Director. The balance of this loan was $400,000 as of December 31, 2022 and the Company paid the note in full during 2023. In 2024, the Company entered into two additional loan agreements with this Director totaling $350,000 and repaid $100,00 during the same period. As of December 31, 2024, The Company had a balance of $250,000 and accrued interest of $1,458 for the outstanding loan. Please refer to Note 4 for the details on this loan.

GACW INCORPORATED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 7 – RELATED PARTY TRANSACTIONS (CONTINUED)

During 2023, the Company entered into a loan agreement with a shareholder of the Company totaling $250,000. A partial payment of $149,999 plus accrued interest of $13,554 was made by Company and the remaining amount of $100,001 was assumed by the CIO, former CEO, of the Company.

During 2024 and 2023, the Company entered into loan agreements with the Company’s CIO, former CEO. These loans totaled $1,130,001 and $250,000 and had accrued interest of $44,548 and $2,417 as of December 31, 2024 and 2023, respectively. $100,001 of the amount that was loaned to the Company was a transfer of a loan from a shareholder, as disclosed above, herein. Please refer to Note 4 for the details on those loans.

During 2024, the Company entered into loan agreements with another Director of the Company totaling $500,000. The loan was outstanding for the full amount of $500,000 with accrued interest of $13,325 as of December 31, 2024. Please refer to Note 4 for the details on those loans.

NOTE 8 – INCOME TAXES

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances, and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements. The Company has determined that there are no material uncertain tax positions, except as noted below.

There is potential that future net operating losses may not be able to be recognized due to change in ownership of a loss corporation. The tax return and deferred tax asset did not reflect the potential impact of ownership changes. A determination of the testing dates, percentage ownership increases, and Section 382 limitation (if any) will be made when the NOL is utilized. The Company accounts for income taxes based on the provisions promulgated by the Internal Revenue Service (“IRS”), which has a statute of limitation of three years from the due date of the return. As such, all tax years since 2021 are open for inspection. The Company is also required to file taxes in the State of Arizona.

The Company currently has a tax net operating loss of approximately $13,100,000 for which it may receive future tax benefits. However, as of December 31, 2023, no such benefit is expected to be recognized in the near term, and therefore, a full valuation allowance has been assessed on any potential income tax benefit. Based on the federal rate of 21% and Arizona rate of 4.9%, the deferred tax asset is approximately $2,500,000 and the valuation allowance is $2,500,000 which nets to a deferred tax asset of $0 as of December 31, 2023. The deferred tax asset and valuation allowance as of December 31, 2022 is approximately $2,100,000 representing a change of approximately $400,000 on the allowance from 2022 to 2023.

	December 31, 2024	December 31, 2023
Net operating loss carryforward	(13,141,401)	9,589,617
Total net operating loss carryforwards	(13,141,401)	9,589,617

Deferred tax asset on NOL	(3,403,623)	2,483,711
Less: Valuation allowance	3,403,623	(2,483,711)
Deferred tax asset, net	-	-

NOTE 9 – RISKS AND UNCERTAINTIES

The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions

GACW INCORPORATED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 9 – RISKS AND UNCERTAINTIES (CONTINUED)

could affect the Company's financial condition and the results of its operations. The Company’s risks and uncertainties are listed within the filing, in Form C.

NOTE 10 – REVENUE RECOGNITION

The Company recognizes revenue from the sale of products and services in accordance with ASC 606, “Revenue from contracts with Customers”. Under this guidance, we contemplate and account for the five different steps that are necessary to analyze and account for revenue. Those are the following:

Step 1: Identify the contract(s) with customers

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to performance obligations

Step 5: Recognize revenue when or as performance obligations are satisfied

Revenue is recognized upon the transfer of control of promised goods or services to customers. Revenue consists of product sales of air suspension wheels. Revenue is recognized when the items are delivered to customers. Customer payments are generally invoiced before delivery and charged prior to delivery. Revenue is recorded under income when all goods/services have been delivered to its customers. Revenue is presented net of returns and discounts.

For the year ended December 31, 2024 the Company did not recognize any revenue. For the year ended December 31, 2023, 100% of revenue was from one customer and $1,489,980 was recognized as revenue from that customer.

The Company recognized deferred revenue for deposits it received for projects that were not yet completed during the year and these amounts totaled $850,000 and $680,000 for the years ended December 31, 2023 and 2022, respectively.

Performance Obligations

The Company earns revenue from the production and delivery of its wheels. This process involves the manufacturing and delivery of the wheel and also providing the subsequent repair, enhancement and modifications necessary to bring the wheel to its final operating condition. Currently, the Company is in research and development and is developing wheels into their final working conditions. Since the Company is still in research and development, each sale of a wheel requires subsequent expenses to be incurred as needed to repair, enhance or modify the wheel until in its final operating form.

During 2023, the Company also entered into a patent license and know how transfer agreement in exchange for fees totaling $1,489,980. The Company was required to provide the purchaser with patent details and a know-how list. These were submitted and the revenue was deemed earned as of December 31, 2023.

Judgments and Estimates

The Company’s arrangements to produce and sell wheels include several performance obligations which are satisfied over a period of time, with milestones occurring throughout the period of time. As a result, the transaction price of a sale is allocated to the satisfaction of each performance obligation and requires an estimate of the amount of revenue that is recognized for each performance obligation. To do so, once the wheel has been manufactured and the cost of inventory is determined, the Company evaluates potential future costs using historical data that has been accumulated from prior projects and develops an estimate of future costs. The costs of the inventory and estimated future costs are then used to determine the allocation of the sales transaction price for revenue recognition. Estimates

GACW INCORPORATED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2024 AND 2023

NOTE 10 – REVENUE RECOGNITION (CONTINUED)

of future costs are periodically revised to adjust for historical results and expertise obtained in the development of the wheels, which is expected to reduce the amount of future costs.

Costs to Obtain or Fulfill a Contract

The new revenue recognition standard requires the capitalization of certain incremental costs of obtaining a contract. These typically are represented by commission expenses. Prior to the Company’s adoption of the new revenue standard, commission expenses would be recognized in the period incurred. Under the new revenue recognition standard, the Company is required to recognize these expenses over the period of benefit associated with these costs. This results in a deferral of certain commission expenses each period. There were no deferred commissions related to contracts that were or were not completed prior to December 31, 2024 or 2023. The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if the benefit of those costs is expected to be longer than one year.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

The Company evaluates its business transactions and agreements during the course of business to identify whether any contingencies or commitments exist which would give rise to the recognition of a loss or liability. The Company is currently not involved with or know of any pending or threatening litigation against the Company or any of its officers. Further, the Company is currently complying with all relevant laws and regulations and does not have any long-term commitments or guarantees.

NOTE 12 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through April 30, 2025, which is the date these consolidated financial statements were available to be issued. The Company has determined that it does not have any material subsequent events to disclosed in these consolidated financial statements other than those described below.

Shares Payable

In October of 2024, the Company commenced an additional Regulation Crowdfunding campaign to sell shares of common stock to raise investment capital at $3.50 per share. As of December 31, 2024, the Company raised a total of $451,222 in investment capital. Shares for this issuance were not yet issued as of year-end and were expected to be issued at the completion of the campaign. As such, these are recorded as shares payable as of December 31, 2024. The Company closed the campaign on March 26, 2025 and raised a total of $1,346,122. Please refer to Note 6 for details.